POPE RESOURCES REPORTS THIRD QUARTER 2015 EARNINGS
November 10, 2015

Contact: John Lamb VP & CFO 360.697.6626 Fax 360.697.1157

NEWS RELEASE

FOR IMMEDIATE RELEASE                             NASDAQ:POPE

POULSBO, Wash.
November 10, 2015

POPE RESOURCES REPORTS THIRD QUARTER INCOME OF $615,000

Pope Resources (NASDAQ:POPE) reported net income attributable to unitholders of $615,000, or $0.13 per ownership unit, on revenue of $15.2 million for the quarter ended September 30, 2015. This compares to net income attributable to unitholders of $1.5 million, or $0.34 per ownership unit, on revenue of $13.8 million for the comparable period in 2014.

Net income attributable to unitholders for the nine months ended September 30, 2015 totaled $8.7 million, or $2.01 per ownership unit, on revenue of $56.0 million. For the nine months ended September 30, 2014 the Partnership reported net income attributable to unitholders of $15.6 million, or $3.52 per ownership unit, on revenue of $70.1 million. The 2014 results include a $9.2 million gain on the sale of a tree farm by ORM Timber Fund I, of which $1.8 million was attributable to the Partnership.

Cash provided by operations for the quarter ended September 30, 2015 was $4.7 million, compared to $6.0 million for the third quarter of 2014. For the nine months ended September 30, 2015, cash provided by operations was $16.9 million, compared to $28.4 million in 2014.

“Soft log markets continued to prevail in the third quarter for our Fee Timber segment, as the gradual recovery of US housing starts could not fully offset weak demand from Asia,” said Tom Ringo, President and CEO. “In response to lower log price realizations, we have scaled back a portion of our harvest in anticipation of capturing greater value in the future as domestic housing starts slowly improve and log markets strengthen. Meanwhile, our Real Estate segment maintained its momentum of closings from our Harbor Hill project in Gig Harbor, Washington with the sale of a multi-family residential parcel."

Third quarter highlights

•
Harvest volume was 18 million board feet (MMBF) in Q3 2015 compared to 19 MMBF in Q3 2014, a 6% decrease. Harvest volume for the first nine months of 2015 was 57 MMBF compared to 75 MMBF for 2014, a 23% decrease. These harvest volume figures do not include timber deed sales of 0.6 MMBF in Q1 2015 and 1.9 MMBF in Q3 2014 sold by ORM Timber Fund III (Fund III). The harvest volume and log price realization metrics cited below also exclude these timber deed sales.

POPE RESOURCES REPORTS THIRD QUARTER 2015 EARNINGS
November 10, 2015

•
Average realized log price per thousand board feet (MBF) was $579 in Q3 2015 compared to $568 per MBF in Q3 2014, a 2% increase. For the first nine months of 2015, the average realized log price was $587 per MBF compared to $643 per MBF for 2014, a 9% decrease.

•	Fund properties contributed 48% of Q3 2015 harvest volume, compared to 50% in Q3 2014. For the first nine months of 2015, Fund properties contributed 50% of harvest volume, compared to 52% for 2014.

•
As a percentage of total harvest, volume sold to export markets in Q3 2015 decreased to 26% from 28% in Q3 2014, while the mix of volume sold to domestic markets was 53% in Q3 2015 compared to 56% in Q3 2014. Hardwood and pulpwood volume increased to 21% in Q3 2015 from 15% in Q3 2014. For the first nine months of 2015, the relative percentages of volume sold to export and domestic markets were 20% and 58%, respectively, compared to 35% and 49%, respectively, in 2014. Hardwood and pulpwood log sales make up the balance of total year-to-date harvest volume.

•
The percentage of total harvest comprised of Douglas-fir sawlogs increased to 55% in Q3 2015 from 37% in Q3 2014, with a corresponding decrease in the whitewood sawlog component to 20% in Q3 2015 from 39% in Q3 2014. For the first nine months of 2015, the relative mix of Douglas-fir and whitewood sawlogs was 50% and 22%, respectively, compared to 48% and 32%, respectively, for 2014.

•
During Q3 2015 we closed on the sale of a parcel zoned for multi-family residential use from our Harbor Hill development in Gig Harbor, Washington, for which we recognized $3.6 million in revenue using the percentage-of-completion method. We expect to recognize the remaining $605,000 of revenue in the fourth quarter of 2015.

•	The Partnership acquired 468 acres of timberland during Q3 2015 for $2.0 million.

•
Fund III sold 858 acres of timberland from its tree farm in western Washington in September 2015 for $1.0 million pursuant to an option agreement for a wind power project and recognized a loss of $1.1 million on the transaction, of which $55,000 was attributable to the Partnership.

Third quarter and year-to-date operating results

Fee Timber:
Fee Timber operating income for Q3 2015 was $1.3 million, compared to $11.3 million for Q3 2014. This decrease in segment operating income was due primarily to a $9.2 million gain on the sale of Fund I's Green River tree farm in Q3 2014 coupled with Fund III's $1.1 million loss in Q3 2015 on the sale of 858 acres of timberland mentioned above. This sale occurred pursuant to a 2010 option agreement for a wind power project on a portion of the Willapa tree farm in western Washington that Fund III acquired in December 2013. The sale price was lower than Fund III's acquisition price for the property because the sale price under the option agreement was based on market prices for timberland in 2010, adjusted for inflation, whereas Fund III's acquisition price was based on market prices in late 2013 and market prices appreciated much more rapidly than inflation during that time. As a result, Fund III recognized a loss on the transaction. In the current quarter, a 6% decline in harvest volume was only partially offset by a 2% increase in average realized log prices, and contributed toward the reduction in operating income. The increase in realized log prices for the quarter was due to a harvest mix which included a greater proportion of higher value Douglas-fir sawlogs than the comparable quarter last year.

Fee Timber operating income for the first nine months of 2015 was $7.8 million compared to $25.5 million in 2014. The same two Fund transactions (Fund I's Green River and Fund III's Willapa) cited in the previous paragraph were factors in the year-to-date declines in segment operating income. Year-to-date declines from 2014 to 2015 in both harvest volume and average realized log prices (23% and 9%, respectively) were also

POPE RESOURCES REPORTS THIRD QUARTER 2015 EARNINGS
November 10, 2015

major factors contributing to the lower segment operating income in 2015, along with a decrease in timber deed sales.

While U.S. housing starts continue to improve slowly, the looming expiration of the Softwood Lumber Agreement (SLA) between the U.S. and Canada created uncertainty in domestic log markets that had a dampened effect on third quarter of 2015 log prices. Speculation during the quarter focused on a potential significant post-SLA expiration increase in lumber imports from Canada. We are just a few weeks into this post-SLA period and, thus far, lumber imports from Canada appear to be remaining stable. At the same time that our domestic markets are weak, demand from China remains soft as construction activity in that country has declined while a strengthening U.S. dollar makes our logs less competitive in export markets.

Timberland Management:
Our Timberland Management segment generates its revenue by managing three private equity timber funds. ORM Timber Fund I (Fund I) sold its timberland portfolio in 2014, leaving two funds with operations. Fund I completed its final distribution to its investors in October and is expected to be completely wound-down by the end of 2015. Our timber funds are consolidated into the Partnership’s financial statements due to the Partnership’s control of the Funds. As such, all fees earned by the Timberland Management segment associated with managing the Funds are eliminated from revenue in the Partnership’s consolidated financial statements, leaving an operating loss for this segment that consists entirely of operating expenses. Conversely, the aforementioned fee revenue is an expense to the Fee Timber segment which is also eliminated when the Funds are consolidated into the Partnership’s financial statements.
As a result of this consolidation for external reporting purposes, we eliminated $779,000 and $814,000 of management fee revenue for Q3 2015 and Q3 2014, respectively. The decrease in eliminated revenue is due primarily to a decline in harvest activity as we defer volume in response to weak log markets. Operating losses incurred by this segment for Q3 2015 and Q3 2014 totaled $494,000 and $541,000, respectively, after eliminating revenue earned from managing the Funds.
Similarly, we eliminated $2.4 million and $2.5 million of management fee revenue for the first nine months of 2015 and 2014, respectively. Operating losses incurred by this segment for 2015 and 2014 totaled $2.0 million and $1.7 million, respectively, after eliminating management fees earned from the Funds. Consistent with the quarterly fluctuations, eliminated management fee revenue declined primarily due to the deferral of harvest volume. Additionally, operating expenses have increased as we opened a new timberland management office in Oregon.

Our two remaining operational Funds collectively own 79,000 acres representing $310 million in assets under management based on the most recent appraisals. As of September 30, 2015 Fund III has $50.8 million of its original $180 million capital commitment remaining to invest, with the Partnership’s portion of this capital commitment representing $2.5 million.

Real Estate:
Our Real Estate segment posted an operating loss of $503,000 for Q3 2015 compared to an operating loss of $597,000 for Q3 2014. In Q3 2015 we closed on the sale of a parcel zoned for multi-family residential use from our Harbor Hill development. We recognized revenue of $3.6 million for this transaction with the remaining $605,000, relating to post-closing obligations, expected to be recognized in the fourth quarter. In Q3 2014 we closed on the sale of 10 residential lots from our Harbor Hill project for over $900,000.

For the first nine months of 2015, the Real Estate segment generated operating income of $5.2 million on the sale of 75 single-family residential lots and a multi-family residential parcel from our Harbor Hill project for a combined $12.6 million, together with conservation land and easement sales covering 3,861 acres for

POPE RESOURCES REPORTS THIRD QUARTER 2015 EARNINGS
November 10, 2015

$6.0 million. This compares to 2014 operating income of $5.4 million in 2014, driven primarily by a conservation land sale for $4.6 million as well as the sale of 125 residential lots from Harbor Hill for $12.5 million.

General & Administrative (G&A):
G&A expenses for Q3 2015 and 2014 were $1.2 million and $0.9 million, respectively. For the first nine months of 2015 and 2014, G&A expenses were $3.6 million and $2.7 million, respectively. The 2014 amounts were lower primarily due to reversals of incentive compensation accruals as a result of the second quarter 2014 departure of a former executive. Without these reversals, G&A expense for the first nine months of 2014 would have been $3.4 million. More broadly, the increases in G&A expense are related primarily to personnel costs for being fully staffed in 2015 relative to 2014.

Outlook

Due to the current weak log pricing environment, we have deferred a portion of our harvest and expect total annual log harvest and stumpage sale volume of between 79 and 84 MMBF for the full year. The majority of this deferral is attributable to tree farms owned by the Funds. We expect that log prices will remain relatively flat over the next several quarters, and in response, we may continue to defer some harvest volume.

We expect additional land sales from our Real Estate segment towards the end of the year, though the timing of some of these transactions could slip to early 2016.

The financial schedules accompanying this earnings release provide detail on individual segment results and operating statistics.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 192,000 acres of timberland and development property in Washington, Oregon, and California. We also manage, co-invest in, and consolidate three private equity timber funds, for which we earn management fees. These funds provide an efficient means of investing our own capital in Pacific Northwest timberland while earning fees from managing the funds for third-party investors. The Partnership and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

Forward Looking Statements

This press release contains a number of projections and statements about our expected financial condition, operating results, business plans and objectives. These statements reflect management's estimates based on current goals and its expectations about future developments. Because these statements describe our goals, objectives, and anticipated performance, they are inherently uncertain, and some or all of these statements may not come to pass. Accordingly, they should not be interpreted as promises of future management actions or financial performance. Our future actions and actual performance will vary from current expectations and under various circumstances the results of these variations may be material and adverse. Among those forward-looking statements contained in this report are statements about management’s expectations for future log prices, harvest volumes and markets, and statements about our expectations for future sales in our Real Estate segment. However, readers should note that all statements other than expressions of historical fact are forward-looking in nature. Some of the factors that may cause actual operating results and financial

POPE RESOURCES REPORTS THIRD QUARTER 2015 EARNINGS
November 10, 2015

condition to fall short of expectations include our ability to accurately estimate the cost of ongoing and changing environmental remediation obligations, and our ability to anticipate and address the political and regulatory climate that affects these obligations; our ability to consummate various pending and anticipated real estate transactions on the terms management expects; our ability to manage our timber funds and their assets in a manner that our investors consider acceptable, and to raise additional capital or establish new funds on terms that are advantageous to the Partnership; conditions in the housing construction and wood-products markets, both domestically and globally, that affect demand for our products; the effects of competition, particularly by larger and better-financed competitors; factors that affect our ability to anticipate and respond adequately to fluctuations in the market prices for our products; fluctuations in foreign currency exchange rates that affect both competition for sales of our products and our customers’ demand for them; the effect of treaties and other international agreements that affect the supply of logs in the United States and demand for logs overseas; environmental and land use regulations that limit our ability to harvest timber and develop property, including changes in those regulations; conditions affecting credit markets as they affect the availability of capital and costs of borrowing; labor, equipment and transportation costs that affect our net income; our ability to anticipate and mitigate potential impacts of our operations on adjacent properties; the impacts of natural disasters on our timberlands and on surrounding areas; and our ability to discover and to accurately estimate other liabilities associated with our assets. Other factors are set forth in that part of our Annual Report on Form 10-K entitled “Risk Factors.”

Other issues that may have an adverse and material impact on our business, operating results, and financial condition include those risks and uncertainties discussed in our other filings with the Securities and Exchange Commission. Forward-looking statements in this release are made only as of the date shown above, and we cannot undertake to update these statements.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(all amounts in $000's, except per unit amounts)

	Quarter ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Revenue	$15,208	$13,755	$56,020	$70,117
Cost of sales	(9,746)	(9,125)	(33,058)	(39,426)
Operating expenses	(5,232)	(4,627)	(14,479)	(13,303)
Gain (loss) on sale of timberland	(1,103)	9,188	(1,103)	9,188
Operating income (loss)	(873)	9,191	7,380	26,576
Interest expense, net	(726)	(659)	(2,248)	(1,862)
Income (loss) before income taxes	(1,599)	8,532	5,132	24,714
Income tax expense	(1)	(259)	(369)	(485)
Net income (loss)	(1,600)	8,273	4,763	24,229
Net (income) loss attributable to noncontrolling interests	2,215	(6,773)	3,950	(8,642)
Net income attributable to Pope Resources' unitholders	$615	$1,500	$8,713	$15,587

Basic and diluted weighted average units outstanding	4,298	4,350	4,297	4,376

Basic and diluted net income per unit	$0.13	$0.34	$2.01	$3.52

POPE RESOURCES REPORTS THIRD QUARTER 2015 EARNINGS
November 10, 2015

CONDENSED CONSOLIDATING BALANCE SHEETS
(all amounts in $000's)

	September 30, 2015				December 31, 2014
Assets:	Pope	ORM Timber Funds	Consolidating Entries	Consolidated
Cash and cash equivalents	$11,045	$7,348	$—	$18,393	$24,028
Land held for sale	3,957			3,957	7,160
Other current assets	3,445	1,274	(629)	4,090	6,292
Total current assets	18,447	8,622	(629)	26,440	37,480
Timber and roads, net	33,639	190,213		223,852	227,144
Timberland	14,774	33,025		47,799	47,933
Land held for development	27,498			27,498	26,040
Buildings and equipment, net	5,793	16		5,809	6,039
Investment in ORM Timber Funds	18,330		(18,330)	—	—
Other assets	364	140		504	441
Total assets	$118,845	$232,016	$(18,959)	$331,902	$345,077

Liabilities and equity:
Current liabilities	$4,709	$2,203	$(629)	$6,283	$5,405
Current portion of long-term debt	113			113	5,109
Current portion of environmental remediation	14,797			14,797	3,700
Total current liabilities	19,619	2,203	(629)	21,193	14,214
Long-term debt	27,407	57,380		84,787	84,872
Environmental remediation and other long-term liabilities	5,417			5,417	18,362
Total liabilities	52,443	59,583	(629)	111,397	117,448
Partners' capital	66,402	172,433	(173,631)	65,204	64,216
Noncontrolling interests			155,301	155,301	163,413
Total liabilities and equity	$118,845	$232,016	$(18,959)	$331,902	$345,077

POPE RESOURCES REPORTS THIRD QUARTER 2015 EARNINGS
November 10, 2015

RECONCILIATION BETWEEN NET INCOME (LOSS) AND CASH FLOWS FROM OPERATIONS
(all amounts in $000's)

	Quarter ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014

Net income (loss)	$(1,600)	$8,273	$4,763	$24,229
Add back (deduct):
Depletion	2,250	2,931	7,198	9,382
Equity-based compensation	142	177	722	698
Excess tax benefit of equity-based compensation	—	—	(5)	—
Real estate project expenditures	(2,438)	(1,310)	(7,053)	(3,438)
Depreciation and amortization	152	183	466	542
Deferred taxes	(4)	113	199	207
Cost of land sold	2,743	760	9,246	8,377
(Gain) loss on sale of timberland	1,103	(9,188)	1,103	(9,188)
Change in environmental remediation liability	(1,007)	(480)	(1,579)	(694)
Change in other operating accounts	3,370	4,542	1,843	(1,724)
Cash provided by operations	$4,711	$6,001	$16,903	$28,391

SEGMENT INFORMATION
(all amounts in $000's)

	Quarter ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014

Revenue:
Partnership Fee Timber	$6,406	$6,062	$19,967	$25,929
Funds Fee Timber	4,910	6,321	16,567	26,058
Total Fee Timber	11,316	12,383	36,534	51,987
Timberland Management	—	—	—	—
Real Estate	3,892	1,372	19,486	18,130
Total	$15,208	$13,755	$56,020	$70,117
Operating income (loss):
Fee Timber	$1,326	$11,270	$7,774	$25,540
Timberland Management	(494)	(541)	(2,008)	(1,661)
Real Estate	(503)	(597)	5,204	5,410
General & Administrative	(1,202)	(941)	(3,590)	(2,713)
Total	$(873)	$9,191	$7,380	$26,576

POPE RESOURCES REPORTS THIRD QUARTER 2015 EARNINGS
November 10, 2015

SELECTED STATISTICS

	Quarter ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Log sale volumes by species (million board feet):
Sawlogs
Douglas-fir	9.9	7.0	29.0	35.9
Whitewood	3.5	7.5	12.4	23.8
Pine	0.1	1.3	1.3	1.8
Cedar	0.6	0.2	2.3	1.7
Hardwood	0.7	0.4	2.6	1.9
Pulpwood - all species	3.0	2.6	9.8	9.9
Total	17.8	19.0	57.4	75.0

Log sale volumes by destination (million board feet):
Export	4.7	5.3	11.5	26.3
Domestic	9.4	10.7	33.5	36.9
Hardwood	0.7	0.4	2.6	1.9
Pulpwood	3.0	2.6	9.8	9.9
Subtotal log sale volumes	17.8	19.0	57.4	75.0
Timber deed sale	—	1.9	0.6	1.9
Total	17.8	20.9	58.0	76.9

POPE RESOURCES REPORTS THIRD QUARTER 2015 EARNINGS
November 10, 2015

Average price realizations by species (per thousand board feet):	Quarter ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Sawlogs
Douglas-fir	$623	$637	$627	$719
Whitewood	522	590	542	645
Pine	420	514	539	508
Cedar	1,426	1,004	1,405	1,295
Hardwood	559	613	606	602
Pulpwood - all species	346	302	332	282
Overall	579	568	587	643

Average price realizations by destination (per thousand board feet):
Export	$616	$654	$634	$742
Domestic	638	588	645	670
Hardwood	559	613	606	602
Pulpwood	346	302	332	282
Overall log sales	579	568	587	643
Timber deed sale	—	415	389	415

Owned timber acres	111,000	110,000	111,000	110,000
Acres owned by Funds	79,000	75,000	80,000	75,000
Depletion expense per MBF - Partnership tree farms	$47	$48	$47	$48
Depletion expense per MBF - Fund tree farms	$212	$217	$197	$188
Capital and development expenditures ($000's)	$2,844	$2,201	$8,723	$5,234

POPE RESOURCES REPORTS THIRD QUARTER 2015 EARNINGS
November 10, 2015

PERIOD TO PERIOD COMPARISONS
(Amounts in $000's except per unit data)

	Q3 2015 vs.	YTD 2015 vs.
	Q3 2014	YTD 2014
Net income attributable to Pope Resources' unitholders:
3rd Quarter 2015	$615	$8,713
3rd Quarter 2014	1,500	15,587
Variance	$(885)	$(6,874)

Detail of earnings variance:
Fee Timber
Log volumes (A)	$(682)	$(11,317)
Log price realizations (B)	196	(3,214)
Gain (loss) on sale of tree farms	(10,291)	(10,291)
Timber deed sale	—	230
Production costs	1,013	5,429
Depletion	680	2,263
Other Fee Timber	(860)	(866)
Timberland Management	47	(347)
Real Estate
Land sales	(498)	(4,980)
Conservation easement sales	—	4,311
Timber depletion on land sale	—	(140)
Other Real Estate	592	603
General & Administrative costs	(261)	(877)
Net interest expense	(67)	(386)
Taxes	258	116
Noncontrolling interest	8,988	12,592
Total variance	$(885)	$(6,874)

(A) Volume variance calculated by extending change in sales volume by the average log sales price for the comparison period.
(B) Price variance calculated by extending the change in average realized price by current period volume.